Exhibit 99.1

Consent of Director Nominee

Silver Eagle Acquisition Corp.

1450 2nd Street, Suite 247

Santa Monica, CA 90401

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of Silver Eagle Acquisition Corp. (the “Company”), the undersigned hereby consents to being named and described as a director nominee in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 10th day of July, 2013.

/s/ James M. McNamara
James M. McNamara